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EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(amounts in thousands, except share data)

                                      Three months             Nine months
                                    ended September 30,    ended September 30,
                                    1997       1996        1997        1996
                                   -------    --------    -------     -------
PRIMARY:

Net earnings                      $  6,741    $  4,477   $  12,347   $ 10,843

Adjustment for dividends
 on convertible
 preferred shares                     (437)       (490)     (1,352)    (1,499)
                                   --------  ---------   ---------    --------
  Adjusted net earnings           $  6,304    $  3,987   $  10,995    $ 9,344
                                  ========    =========  =========    ========
Weighted average common
  shares outstanding            14,915,848  15,807,205  15,492,737 15,774,188

Common stock equivalents:
  Stock Options                     99,556       1,970      16,452     17,303
  Employee incentive plans          87,308     125,514      98,676    140,482
                                ----------  ----------  ---------- ----------
Total                           15,102,712  15,934,689  15,607,865 15,931,973
                                ==========  ==========  ========== ==========
Primary earnings
  per common share                 $  0.42     $  0.25     $  0.70    $  0.59
                                 =========    ========     =======    =======

FULLY-DILUTED:

Net earnings                      $  6,741     $ 4,477     $12,347    $10,843

Adjustment for incremental
  expense from conversion of
  convertible preferred shares(1)     (247)        -          (709)       -
Adjustment for dividends
  on convertible
  preferred shares                      -         (490)       -        (1,499)
                                ----------   ---------    --------   --------
  Adjusted net earnings            $ 6,494     $ 3,987    $ 11,638  $   9,344
                                ==========   =========    =========  ========
Weighted average common
  shares outstanding            14,915,848  15,807,205  15,492,737 15,774,188

Common stock equivalents:
 Stock Options                     181,479       1,970     182,526     17,303
 Employee incentive plans           87,308     125,514      98,676    140,482
 Convertible preferred stock(1)    804,334         -       827,667         -
                               ----------- -----------  ---------- ----------
Total                           15,988,969  15,934,689  16,601,606 15,931,973
                               =========== ===========  ========== ==========
Fully diluted earnings
  per common share                 $  0.41    $   0.25     $  0.70    $  0.59
                                   =======     =======     =======    =======

(1) For the three and nine months ended September 30, 1996, no adjustments have been made for incremental expense from conversion of preferred shares or to common stock equivalents for convertible preferred stock as these adjustments would be anti-dilutive.


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